CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE

SECOND AMENDED AND RESTATED COLLABORATION AGREEMENT
This Second Amended and Restated Collaboration Agreement (this “Agreement”) is made and entered into this 22nd day of May, 2025 (the “Effective Date”), by and between Toyota Motor Corporation, a corporation with offices located at 1, Toyota-cho, Toyota-shi, Aichi 471-8571, Japan (“Toyota”) and Joby Aero, Inc., a Delaware corporation, with offices located at 333 Encinal Street, Santa Cruz, CA 95060 (“Joby”), and amends and restates in their entireties that certain Amended and Restated Collaboration Agreement dated as of August 30, 2019 (the “First Amended and Restated Collaboration Agreement”), and that certain Memorandum of Understanding dated as of February 23, 2021 (the “MOU”), each by and between Toyota and Joby (collectively, the “Previous Collaboration Agreement”). The First Amended and Restated Collaboration Agreement in turn amended and restated that certain Collaboration Agreement dated as of April 25, 2019 (the “Original Effective Date” and such agreement the “Original Collaboration Agreement”), by and between Toyota and Joby. Each of Toyota and Joby may be referred to herein as a “Party” or collectively as the “Parties”.
WHEREAS, the Parties entered into a Stock Purchase Agreement dated as of October 1, 2024, as may be amended from time to time by the Parties pursuant to the terms therein (the “SPA”), pursuant to which Toyota agreed, subject to the terms and conditions of the SPA, to acquire certain shares of Common Stock (as defined in the SPA) of Joby in two tranches (the “Additional Investment”);
WHEREAS, in connection with and effective upon the consummation of the first tranche of the Additional Investment (the “Initial Closing”), the Parties wish to amend and restate the Previous Collaboration Agreement in its entirety as set forth herein to, among other things, reaffirm the Parties’ commitment to their existing working relationship, set forth certain additional specific goals with respect to their collaboration, reflect the Parties’ enlarged collaboration scope (such as to include support for evaluation, analysis, and project management for VTOL research and development) and related consideration and risk mitigation terms, and expand Toyota’s role as Joby’s preferred manufacturing partner;
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective upon the Effective Date, the Parties agree as follows:

ARTICLE I

DEFINED TERMS
Section 1.1.Definitions. For the purposes of this Agreement, the following capitalized terms have the following meanings:
“Additional Investment” has the meaning set forth in the Recitals.
“Additional Licensed Joby IP” has the meaning set forth in Section 5.1(b)(ii).
“Affiliate” means, with respect to Joby, any entity that is a wholly owned subsidiary of Joby, and, with respect to Toyota, its direct and indirect subsidiaries of which Toyota directly or indirectly owns greater than 50%.
“Agreement” has the meaning set forth in the Preamble.
“Background Intellectual Property” of a Party means all Technology and Intellectual Property Rights: (i) owned by such Party or any of its Affiliates or, in the case of Joby, any of the Joby Group Companies, prior to the Original Effective Date; or (ii) acquired, made, conceived, developed, or reduced to practice by or for a Party or any of its Affiliates or, in the case of Joby, any of the Joby Group Companies, on or after the Original Effective Date outside of the performance of any activities under this Agreement.
“Bankruptcy Code” has the meaning set forth in Section 11.1.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California or Japan.
“Change of Control of Joby” has the meaning set forth in Section 12.2(c).
“Claim” has the meaning set forth in Section 9.1.
“Collaboration” means the collaboration between the Parties pursuant to this Agreement, the Previous Collaboration Agreement, or the Original Collaboration Agreement.
“Collaboration Costs” means all costs and expenses of any kind incurred by or on behalf of any Party in performing its obligations under this Agreement or any Collaboration Project Plan or that are otherwise directly attributable to a Collaboration Project, including: (i) the internal costs and other expenses of each Party’s Representatives incurred in participating in and performing such Party’s obligations or activities under a Collaboration Project Plan and (ii) all costs and expenses associated with supplying any Materials to a Party for the purpose of allowing such Party to perform its obligations or activities under the Collaboration Project Plan.
“Collaboration Project” has the meaning set forth in Section 2.1(b).
“Collaboration Project Plan” has the meaning set forth in Section 2.1(b).

“Collaboration Project Team” has the meaning set forth in Section 2.4(a).
“Collaboration Team Leader” has the meaning set forth in Section 2.4(a).
“Competitor” has the meaning set forth in Section 6.2.
“Component Specifications” has the meaning set forth in Section 3.2(b)(i).
“Confidential Information” has the meaning set forth in Section 6.1.
“Contract Year” means (i) the period beginning on the Original Effective Date and ending on December 31, 2019 (the “First Contract Year”) and (ii) the twelve (12) month period beginning on the day immediately following the end of the First Contract Year and each succeeding twelve (12) month period thereafter.
“Disclosing Party” has the meaning set forth in Section 6.1.
“Dispute” means any disagreement between the Parties concerning or in any way arising out of or relating to this Agreement whether or not the disagreement gives rise to a right to terminate this Agreement, and includes any disagreement concerning: (i) the Parties’ entry into this Agreement and any terms or subject matter hereof; (ii) the conduct of, or any action to be taken concerning, any aspect of this Agreement or any Collaboration Project or Collaboration Project Plan; or (iii) any aspect of the ownership of, any rights to, the prosecution strategy or tactics for any patents or patent applications covering, or any enforcement of or other proceeding concerning Technology or Intellectual Property Rights developed in the course of any Collaboration Project or Collaboration Project Plan.
“Effective Date” has the meaning set forth in the Preamble.
“ELT” has the meaning set forth in Schedule D.
“eVTOL” means all-electric or hybrid-electric (including hydrogen-electric) vertical take-off and landing aircraft.
“S4 Series Components” means S4 Series assemblies, structures, components, sub-components, and parts.
“S4 Series [***] Components” means (i) the S4 Series Components identified in Schedule B attached hereto, (ii) where applicable, the functionally equivalent components for any subsequent S4 Series to those S4 Series Components specified in Schedule B, and (iii) any other mutually agreed on in writing assemblies, components, sub-components, or parts for S4 Series commercial production.
“S4 Series Production” means the production, manufacture, or assembly of S4 Series aircraft in their entirety.
“S4 Series Specifications” has the meaning set forth in Section 3.2(a)(i).

“Execution Period” has the meaning set forth in Section 3.2(a)(iii).
“FAA” means the U.S. Federal Aviation Administration.
“First Amended and Restated Collaboration Agreement” has the meaning set forth in the Preamble.
“Force Majeure” has the meaning set forth in Section 15.1.
“Foreground Intellectual Property” of a Party means all Technology and Intellectual Property Rights made, conceived, developed or reduced to practice by a Party or its Representatives in the course of performing any activities under this Agreement, in each case that is not Jointly Developed Intellectual Property.
“Government Contract” means (i) any contract between Joby and a Governmental Body, (ii) any contract where Joby is acting as a subcontractor (at any tier) to another person in connection with a contract between such person and a Governmental Body, (iii) any contract between Joby and another person that is working on a project financed by or involving a Governmental Body; and (iv) any binding bid, proposal, or other offer submitted by Joby that could result in the types of contracts described in clauses (i) through (iii) of this definition.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, board, commission, instrumentality, entity, delegated group of persons or authority thereof; or any court or arbitrator (public or private).
“HFC Systems” means aviation hydrogen fuel cell systems and/or any components, sub-components, or parts thereof.
“Initial Allocation” has the meaning set forth in Section 4.3(c).
“Initial Closing” has the meaning set forth in the Recitals.
“Integrated Master Schedule” has the meaning set forth in Schedule D.
“Intellectual Property Rights” means any and all intellectual property rights or other similar proprietary rights throughout the world, including rights in any and all: (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for throughout the world; (ii) inventions, whether or not patentable; (iii) trademarks, trade names, logos, and service marks; (iv) copyrights and copyrightable works, including all registrations, applications for registration, derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (v) Software code, whether in source or binary code form; (vi) information, data, and databases; (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information); and (viii) industrial designs.
“Investment” means, collectively, the “Investment” as defined in the First Amended and Restated Collaboration Agreement and the Additional Investment.
“JAMS” has the meaning set forth in Section 14.2.
“JCAB” has the meaning set forth in Section 4.3(a).
“Joby” has the meaning set forth in the Preamble.
“Joby Background Aircraft IP” means all Joby Background Intellectual Property that consists of or covers the designs of aircraft or aircraft components.
“Joby Committee Members” means the members of the Steering Committee designated by Joby.
“Joby Competitive Product” means a product that (i) includes Additional Licensed Joby IP and (ii) is sold to (x) a third party that is not a Toyota Affiliate for use in the development or manufacture (other than development or manufacture for or on behalf of Toyota or a Toyota Affiliate) of [***] or (y) [***], and such other non-Toyota Affiliate entities that the Parties agree are direct competitors of Joby pursuant to an executed amendment to this Agreement.
“Joby Competitor” means any entity primarily engaged in the development or manufacture of all electric or hydrogen electric vertical take-off and landing aircraft designed specifically for passenger air mobility and transport of people or goods, excluding, for clarity, Toyota and the Toyota Affiliates.
“Joby Field Intellectual Property” means all [***].
“Joby Foreground Aircraft IP” means all [***].
“Joby Group Companies” means Joby Aviation, Inc., and its direct and indirect subsidiaries of which Joby Aviation, Inc. directly or indirectly owns greater than 50%.
“Joby Intellectual Property” means Joby Background Intellectual Property, Joby Foreground Intellectual Property, and Joby Field Intellectual Property.
“Jointly Developed Intellectual Property” means Technology and Intellectual Property Rights made, conceived, developed or reduced to practice by Representatives of both Parties in the course of performing under any Collaboration Project or Collaboration Project Plan and, in each case, that would be considered jointly owned by the Parties under applicable U.S. intellectual property Law (e.g., patent Law or copyright Law).
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any federal, state,

local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.
“Lockup Agreement” has the meaning set forth in Section 3.4(d).
“Low Volume S4 Production” has the meaning set forth in Section 3.1(b).
“Materials” means hardware, Software, data, documents and other Technology or materials owned or controlled by a Party and used by such Party, or provided by such Party to the other Party for use, under this Agreement or any Collaboration Project Plan.
“Material MRO Terms” has the meaning set forth in Section 4.2(c).
“Material Production Terms” has the meaning set forth in Section 3.2(a)(iii).
“Material Supply Terms” has the meaning set forth in Section 3.2(b)(iii).
“MOU” has the meaning set forth in the Preamble.
“MRO” means maintenance, repair, and overhaul of, and aircraft on ground (AOG) maintenance for, Joby S4 Series aircraft.
“MRO Agreement” has the meaning set forth in Section 4.2.
“MRO Notice” has the meaning set forth in Section 4.2(a).
“MRO Notice Period” has the meaning set forth in Section 4.2(b).
“MRO Proposal” has the meaning set forth in Section 4.2.
“MRO Services Requirements” has the meaning set forth in Section 4.2(a).
“Notice of Dispute” has the meaning set forth in Section 14.1.
“Original Collaboration Agreement” has the meaning set forth in the Preamble.
“Original Effective Date” has the meaning set forth in the Preamble.
“Participant Inventions” has the meaning set forth in Section 2.5(a).
“Participating Individual” has the meaning set forth in Section 2.5(a).
“Party” has the meaning set forth in the Preamble.
“Pre-Certification Period” means the period commencing with the Original Effective Date and ending upon Joby’s receipt of both the Type Certificate and the Production Certificate for the S4.

“Previous Collaboration Agreement” has the meaning set forth in the Preamble.
“Production Agreement” has the meaning set forth in Section 3.2(a).
“Production Certificate” has the meaning set forth in Section 3.1(b).
“Production Notice” has the meaning set forth in Section 3.2(a)(i).
“Production Notice Period” has the meaning set forth in Section 3.2(a)(ii).
“Production Offer Notice” has the meaning set forth in Section 3.2(a)(iii).
“Production Proposal” has the meaning set forth in Section 3.2(a).
“Receiving Party” has the meaning set forth in Section 6.1.
“Representative” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal, technical, and business advisors.
“Residuals” has the meaning set forth in Section 6.4.
“[***] Exercise Period” has the meaning set forth in Section 3.2(a)(iii).
“[***] Offer” has the meaning set forth in Section 3.2(a)(iii).
“S4” means the Joby eVTOL identified as of the Effective Date as the S4.
“S4 Series” means the S4 and its derivatives (including, without limitation, hybrid and/or hydrogen versions).
“SA” has the meaning set forth in Section 3.1(b).
“Software” means computer programs, applications, systems and software, including all software implementations of algorithms, models and methodologies, firmware, middleware, and all source code, object code, development and design tools, applets, compilers and assemblers, and descriptions, documentation, specifications, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.
“SPA” has the meaning set forth in the Recitals.
“Steering Committee” has the meaning set forth in Section 2.3(a).
“Strategic Alliance Agreement” has the meaning set forth in Section 3.1(b).
“Supply Agreement” has the meaning set forth in Section 3.2(b).
“Supply Notice” has the meaning set forth in Section 3.2(b)(i).

“Supply Notice Response Period” has the meaning set forth in Section 3.2(b)(ii).
“Supply Proposal Period” has the meaning set forth in Section 3.2(b)(ii).
“Supply Proposal” has the meaning set forth in Section 3.2(b).
“Technology” means technical information, know-how, ideas, concepts, processes, procedures, methods, designs, specifications, technical documentation, schematics, tools, works of authorship, algorithms, Software, hardware, prototypes, products, devices, inventions, and discoveries of any kind.
“Term” has the meaning set forth in Section 12.1.
“Third-Party Manufacturer” has the meaning set forth in Section 3.2(a)(iii).
“Third-Party MRO Agreement” has the meaning set forth in Section 4.2(c).
“Third-Party MRO Provider” has the meaning set forth in Section 4.2(c).
“Third-Party Production Agreement” has the meaning set forth in Section 3.2(a)(iii).
“Third-Party Production Offer” has the meaning set forth in Section 3.2(a)(iii).
“Third-Party Supplier” has the meaning set forth in Section 3.2(b)(iii).
“Third-Party Supply Agreement” has the meaning set forth in Section 3.2(b)(iii).
“Toyota” has the meaning set forth in the Preamble.
“Toyota Air Taxi Operations” has the meaning set forth in Section 4.3.
“Toyota Committee Members” means the members of the Steering Committee designated by Toyota.
“Toyota Developed Aircraft IP” means all [***].
“Toyota Field Intellectual Property” means all [***].
“Toyota Group” means the entities listed at https://global.toyota/en/company/profile/toyota-group/ and their direct and indirect subsidiaries.
“Toyota Intellectual Property” means Toyota Background Intellectual Property, Toyota Foreground Intellectual Property, and Toyota Field Intellectual Property.
“Type Certificate” has the meaning set forth in Section 3.1(b).

ARTICLE II

COLLABORATION PROJECTS
Section 2.1.Collaboration Projects.
(a)The Parties contemplate that the Collaboration will be carried out in the following phases: (i) pre-certification model reliability and manufacturability improvement program; (ii) pilot production line support program; (iii) pre-certification parts and prototype production continuous improvement; (iv) preparation for Low Volume S4 Production, and (v) commercialization opportunities, including MRO opportunities and Toyota Air Taxi Operations opportunities.
(b)The Parties will agree upon and implement one or more collaboration projects to meet the objectives of each phase (each such project, a “Collaboration Project”). Without limitation of Section 5.1(b)(ii), before commencing each Collaboration Project, the Parties will mutually agree upon and prepare a written plan and schedule for that Collaboration Project (each, a “Collaboration Project Plan”). “Collaboration Project” and “Collaboration Project Plan” shall be deemed to include, as applicable, the Collaboration projects and any associated project plans conducted or prepared under the Original Collaboration Agreement or the Previous Collaboration Agreement. Each Collaboration Project Plan is hereby incorporated by reference into this Agreement.
(c)The terms and conditions of each Collaboration Project Plan will supplement the terms and conditions of this Agreement with respect to the applicable Collaboration Project and, to the extent expressly inconsistent with the terms of this Agreement, will control with respect to the applicable Collaboration Project. In the ordinary course, the Parties expect that each Collaboration Project Plan will include the following items, subject to any additions or deletions the Parties’ may determine are appropriate for the particular Collaboration Project:
(i)a description of the Collaboration Project, including its objective and scope;
(ii)participating Parties and Affiliates;
(iii)key milestones and timelines;
(iv)identification of the Additional Licensed Joby IP;
(v)allocation of intellectual property rights or licenses, including with respect to any Foreground Intellectual Property and any Jointly Developed Intellectual Property expected to result from such Collaboration Project, to the extent different from the terms of this Agreement;
(vi)the budget, if any, the applicable fees and/or Collaboration Costs (if any) to be paid to Toyota by Joby, and a description of how Collaboration Costs are to be allocated, to the extent different from the terms of this Agreement;
(vii)the location where work is to be performed;

(viii)the number and type of employees to be deployed and dedicated, and the deployment schedule for such personnel;
(ix)the obligations of each Party, including deliverables or other Technology, if any, that either or both Parties will be responsible for creating and developing; and
(x)any other terms or conditions that vary from the terms and conditions set forth in this Agreement.
Section 2.2.Collaboration Project Activities. The Parties will work together in accordance with the Collaboration Project Plan for each Collaboration Project. Each Party will use its commercially reasonable efforts to (i) perform its responsibilities in accordance with this Agreement and each Collaboration Project Plan and (ii) cooperate with the other Party in connection with the other Party’s performance of its obligations under this Agreement and each Collaboration Project Plan. Upon a schedule to be mutually agreed and set forth in each Collaboration Project Plan, each Party will provide to the other Party and the Steering Committee a reasonably detailed written report for each Collaboration Project describing the status of all activities for which such Party was allocated responsibility under the relevant Collaboration Project Plan. Within twenty (20) days after expiration or termination of, or completion of the activities contemplated under, each Collaboration Project Plan, the Steering Committee will meet to assess the Parties’ mutual performance under that Collaboration Project Plan, to determine and make a recommendation to each Party as to whether the Parties should continue into the next phase of their collaboration, and, if the recommendation is to proceed to the next phase, then to commence preparation of the Collaboration Project Plan for the next phase as contemplated in Section 2.1. Prior to commencing each Collaboration Project, the Parties shall mutually determine whether to designate such Collaboration Project as the final Collaboration Project and, if so, then upon the expiration or termination of, or completion of activities under, the Collaboration Project Plan for such Collaboration Project this Agreement shall terminate as provided in Section 12.1.
Section 2.3.Steering Committee.
(a)Within fifteen (15) days of the Original Effective Date, each Party will designate three (3) individuals to serve on a committee responsible for general oversight of the Collaboration Projects (the “Steering Committee”). Each individual designated by the Parties will have the expertise and authority necessary to supervise the activities contemplated for the Collaboration Projects then in effect. Each Party will have the right to remove any member of the Steering Committee it designates. Any time a vacancy is created on the Steering Committee due to a member’s resignation, removal or any other reason, the Party that originally designated such member will designate an individual to fill such vacancy. Each Party may also designate appropriate support staff, legal staff, and translators to attend meetings and assist with operation of the Steering Committee. In accordance with the provisions and objectives of this Agreement and each Collaboration Project Plan, the Steering Committee will oversee, coordinate, and manage the Parties’ activities with respect to the Collaboration Projects and exercise decision-making authority over all activities related to each Collaboration Project and make all such decisions and take all such other actions as are delegated to it in this Agreement.
(b)The Steering Committee will meet as often as needed upon written notice by or on behalf of any member of the Steering Committee but, in any case, will meet not less than once each quarter, such meetings to be scheduled in advance for each Contract Year at the beginning of such Contract Year or as otherwise mutually agreed. Any notice of any meeting of the

Steering Committee will be sent in writing (which may include email) to each member of the Steering Committee and will include an agenda identifying in reasonable detail the matters to be discussed at such meeting together with copies of any relevant documents to be discussed. Steering Committee meetings will be held at times and places and in such form, such as by telephone or video conference, as the Steering Committee determines, except that in-person meetings of the Steering Committee will alternate between the Parties’ offices at least twice per Contract Year, unless otherwise agreed in writing by the Parties. Any Steering Committee member may designate a substitute of at least equivalent experience and seniority to attend and perform the functions of that Steering Committee member at any Steering Committee meeting. Subject to Section 2.5(a), members of the Steering Committee may invite Representatives to attend meetings of the Steering Committee as observers or to make presentations, in each case without any voting authority.
(c)The Steering Committee, with the support of each Party’s patent attorneys and other relevant Representatives, will be responsible for allocating ownership and usage rights for any Jointly Developed Intellectual Property in accordance with Section 5.3.
(d)Each Party’s Steering Committee members will have collectively one vote with respect to any matter requiring action or approval by the Steering Committee. All decisions of the Steering Committee will be unanimous. No vote of the Steering Committee may be taken unless a majority of both the Joby Committee Members and the Toyota Committee Members are present. The Steering Committee will make all decisions and take other actions in good faith and with due care, after consideration of the information that is reasonably available to it.
(e)The Steering Committee has only the powers specifically delegated to it by this Agreement and has no authority to act on behalf of any Party. Without limiting the generality of the foregoing, the Steering Committee has no authority to, and will not purport to or attempt to: (i) negotiate or enter into agreements on behalf of any Party; (ii) make representations or warranties on behalf of any Party; (iii) waive rights of any Party; (iv) extend credit on behalf of any Party; or (v) take or grant licenses of, transfer ownership, or otherwise encumber Intellectual Property Rights on behalf of any Party.
(f)Each Party will bear all expenses of its respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.
Section 2.4.Collaboration Project Teams.
(a)Each Party will, with respect to the relevant Collaboration Project, appoint an appropriately staffed team of Representatives (collectively, a “Collaboration Project Team”), including a primary contact for such Party (each, a “Collaboration Team Leader”) who will jointly oversee, manage, and coordinate the day-to-day implementation of the Collaboration Project and any associated Collaboration Project Plan. Notwithstanding the foregoing, Joby shall retain ultimate decision-making authority over aircraft design decisions.
(b)Each Party may appoint, at its discretion, substitute or successor Representatives to a Collaboration Project Team, including substitute or successor Collaboration Team Leaders, and shall provide notice to the other Party thereof.
(c)The Collaboration Project Team will meet at least once per calendar month at mutually agreed times and in such form, such as by telephone or video conference, as such Collaboration Project Team determines to discuss the status, progress, and activities necessary to meet the objectives of such Collaboration Project, and shall perform in good faith all activities required by the Collaboration Project Plan in accordance with the timelines, milestones, and other requirements set forth in the applicable Collaboration Project Plan.
Section 2.5.Conduct of the Collaboration Projects.
(a)Each Representative of a Party who works on a Collaboration Project, attends any meeting concerning a Collaboration Project, including any Steering Committee meeting, or is given access to any other Party’s Confidential Information (a “Participating Individual”) will be bound by a written agreement requiring such Participating Individual to: (i) assign to the Party of which it is a Representative all right, title, and interest in and to any Intellectual Property Rights created by such Participating Individual in connection with the Collaboration Project (“Participant Inventions”) (provided that, for the avoidance of doubt, such Participating Individual’s general employee assignment will satisfy the foregoing requirement if broad enough to encompass all Participant Inventions); and (ii) be bound by obligations of confidentiality and non-use no less restrictive than those set out in this Agreement.
(b)All day-to-day decisions concerning matters and functions allocated or delegated to a Party pursuant to a Collaboration Project Plan, unless expressly reserved in this Agreement for determination or approval by a Collaboration Project Team or the Steering Committee, will be deemed to be within the decision-making authority of that Party; provided that all such decisions will be consistent with such Collaboration Project Plan, the objectives of the Collaboration Project and the terms and conditions of this Agreement. If a Collaboration Project Team cannot reach a decision on any matter concerning the Collaboration Project for which it has decision-making authority, it will refer the matter to the Steering Committee for further review and resolution.
(c)Each Party will retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion will be delegated to or vested in any Collaboration Project Team unless this Agreement, including the relevant Collaboration Project Plan, expressly provides for that delegation or vesting of rights, or the Parties otherwise expressly agree in writing in accordance with Section 15.13.
(d)With respect to the deployment of Toyota engineering personnel to Joby facilities pursuant to Collaboration Project Plans, such Toyota Representatives will have sufficient language ability to communicate effectively with their Joby counterparts, or Toyota will otherwise provide for the deployment of one or more Representatives to assist the engineering team with language and cultural considerations.
(e)The Collaboration Team Leaders will meet regularly (and in any event no less frequently than a semi-annual basis) to evaluate the performance and fit of each member of the Collaboration Project Team, and to make determinations on whether to extend the deployment duration of such member or allow such deployment period to expire. Notwithstanding anything in this Agreement to the contrary, Toyota shall retain final decision-making authority with respect to the deployment of Representatives to the extent needed to ensure compliance with applicable Laws.
Section 2.6.Cost Allocation. Except as otherwise expressly provided in this Agreement or in a Collaboration Project Plan, (a) each Party [***] and (b) no Party [***].

ARTICLE III
PREFERRED MANUFACTURING PARTNER
Section 3.1.Preferred Manufacturing Partner; Strategic Alliance.
(a)Toyota shall be Joby’s “Preferred Manufacturing Partner,” pursuant to which Joby and Toyota shall, during the Pre-Certification Period, cooperate and collaborate with respect to product design and development in terms of manufacturability, cost and design quality, provided that Joby shall retain ultimate decision-making authority over all S4 Series aircraft design decisions. This Section 3.1(a) shall survive any termination of this Agreement pursuant to Section 12.2(a) as a result of a Joby breach or pursuant to Section 12.2(d), in either case until [***].
(b)As provided in the SPA, the Parties shall explore establishment of a mutually agreed joint venture or other mutually agreed strategic alliance (the “SA”), including the negotiation and execution of appropriate governing agreement(s) by the Parties or their applicable Affiliates (collectively, “Strategic Alliance Agreement”), to conduct low volume commercial manufacturing of the S4 and any subsequent S4 Series [***] (“Low Volume S4 Production”) once Joby obtains (i) FAA approval pursuant to the procedures set forth in 14 CFR Part 21, Subpart B, for the design of the S4 aircraft and its S4 Series Components (the “Type Certificate”) and (ii) FAA approval pursuant to the procedures set forth in 14 CFR Part 21, Subpart G, to manufacture S4s under the Type Certificate (a “Production Certificate”). For clarity, Joby may at all times continue to conduct its own manufacturing of the S4 Series aircraft for prototyping and other operational uses; for the avoidance of doubt, this does not entail Joby separately manufacturing the S4 Series and making it available commercially. This Section 3.1(b) shall survive any termination of this Agreement pursuant to Section 12.2(a) as a result of a Joby breach or pursuant to Section 12.2(d), in either case until [***].
(c)To support Joby’s prototype production and in anticipation of the SA, Joby and Toyota shall promptly following the Effective Date work together in good faith to jointly develop an SA plan that includes but is not limited to (i) [***], (ii) [***], (iii) [***], and (iv) determination of the SA structure. For clarity, Joby may at all times, subject to Section 3.2(b) below and with prior consultation with Toyota, outsource the manufacture of S4 Series Components in support of the SA. This Section 3.1(c) shall survive any termination of this Agreement pursuant to Section 12.2(a) as a result of a Joby breach or pursuant to Section 12.2(d), in either case until [***].
Section 3.2.Production and Supply [***].
(a)During the Pre-Certification Period, [***]. After the Pre-Certification Period, [***] without first complying with the requirements set forth in this Section 3.2(a):
(i)[***] Joby shall provide written notification to Toyota describing all relevant S4 Series Production specifications (the “S4 Series Specifications”) (e.g., quantity, pricing, speed of manufacture, design specifications, specialized expertise, quality assurance and reliability specifications with respect to production, production capacity/availability, timing, etc.) [***] (such notice, a “Production Notice”);

(ii)upon receipt of such Production Notice, Toyota shall [***] and the Parties shall proceed to negotiate a Production Agreement in good faith on the terms outlined in Toyota’s Production Proposal; and
(iii)if Toyota does not [***], or if Toyota’s Production Proposal does not [***], Joby shall [***] on the terms set forth in the Production Notice. [***].
(iv)[***]
(b)Excluding any “one off” or “few off” prototyping of [***] occurring prior to any relevant critical design review phase [***], and except with respect to [***] as described in Schedule A, Joby shall not enter into any agreement or arrangement with respect to any [***] (any such agreement, a “Supply Agreement”) with, or solicit any proposals with respect thereto (any such proposal, a “Supply Proposal”) from, a third party (or enter into any negotiations or discussions with a third party with respect thereto) without first complying with the requirements set forth in this Section 3.2(b):
(i)promptly following Joby’s decision to solicit any Supply Proposal, but in any event no later than concurrently with the solicitation of any Supply Proposal or upon receipt of an unsolicited inbound Supply Proposal from a third party (and in any event prior to entering into any Supply Agreement or negotiations therefor), Joby shall provide written notification to Toyota describing [***] (the “Component Specifications”) [***] and, if applicable, the material terms of such Supply Proposal (such notification, a “Supply Notice”);
(ii)upon receipt of such Supply Notice, Toyota shall have the opportunity to submit a Supply Proposal [***]; and
(iii)prior to entering into a Supply Agreement with any Third-Party Supplier (a “Third-Party Supply Agreement”), Joby will provide to Toyota in writing [***] (the “Material Supply Terms”) [***], and Toyota may submit [***]. Toyota may exercise any or all of its rights under this Section 3.2(b) through any Affiliate of Toyota.
(iv)For clarity, the requirements of Section 3.2(b)(i)-(iii) shall apply each time Joby seeks to enter into any supply arrangements regarding any [***], unless Joby previously entered into a Third-Party Supply Agreement related to such [***] with the same Third-Party Supplier and neither the applicable [***] nor the [***] of the proposed additional supply arrangement materially differ from those applicable to the original Third-Party Supply Agreement with such Third-Party Supplier.
(c)Unless Toyota agrees in writing otherwise, Joby may not (i) include in the S4 Series Specifications or the Component Specifications any requirements that would subject Toyota or any of its vendors to FAR obligations or other federal or defense contracting obligations on Toyota or any of its Affiliates or any of its or their respective suppliers that

Toyota or such Affiliate or supplier is not already obligated to comply with as a result of entry into a Production Agreement or Supply Agreement with Joby or (ii) condition the entry into a Production Agreement or Supply Agreement on compliance with any such obligations or (iii) determine that a Toyota Supply Proposal is not substantively equivalent or superior to a third party Supply Proposal because the Toyota Supply Proposal does not comply with government contracting requirements.
(d)Notwithstanding the foregoing, [***]. This Section 3.2 shall survive any termination of this Agreement pursuant to Section 12.2(a) as a result of a Joby breach or pursuant to Section 12.2(d), in either case until the date that [***].
Section 3.3.Other Manufacturing Related Opportunities.
(a)Without limitation of any other obligations of Joby under this Agreement, Joby shall provide Toyota with each of the following on a timely basis in support of the Collaboration:
(i)access to S4 Series operation data, including vehicle performance and environmental data necessary for the performance of the Collaboration Projects, including mass manufacturing opportunities;
(ii)S4 Series development, testing and deployment plans (including location and number of S4 Series aircraft to be deployed), information and data necessary for production planning activities (including mass production);
(iii)S4 Series Bill of Materials (BOM) with information regarding sourcing strategy for each S4 Series Component;
(iv)cost information for each S4 Series Component and aircraft;
(v)block upgrade plans for S4 Series Components;
(vi)consultation in supplier decisions for S4 Series pilot production, provided that Joby shall retain final decision-making authority; and
(vii)participation by Toyota personnel on Joby’s production certification team and in Joby’s type certification and production certification efforts.
Notwithstanding the foregoing, in no event shall Joby provide or be required to provide access to information or data that is subject to applicable U.S. export control regulations unless the recipient personnel are appropriately licensed.
(b)Without limitation of any other obligations of Joby under this Agreement, the Parties shall discuss in good faith opportunities (i) for Toyota to assist Joby with the procurement of the necessary S4 Series Components, property, plant, and equipment to commence production of the S4 Series, and (ii) for the development, manufacturing, and commercialization of the S4 Series aircraft [***].

Section 3.4.Government Contracting; No Military Use.
(a)Joby hereby confirms that all representations and warranties with respect to Government Contracts set forth in Schedule C are true and correct as of the Effective Date.
(b)Joby shall ensure that neither Joby nor any Joby Group Companies shall:
(i)enter into or amend any Government Contract without the prior written consent of Toyota in the event such Government Contract or amendment thereto may result in the imposition of FAR obligations or other federal or defense contracting obligations on Toyota or any of its consolidated subsidiaries or their respective suppliers that Toyota or such subsidiary or supplier is not already obligated to comply with;
(ii)during the Pre-Certification Period (unless the Parties agree in advance in writing otherwise), [***];
(iii)during the Term, unless the Parties agree in advance in writing otherwise, use any products or services made available by or on behalf of Toyota or its Affiliates or its or their suppliers to supply (in each case whether directly or indirectly) products, provide services, or otherwise fulfill any obligations (collectively, the “Deliverables”) [***]. Except as otherwise provided in this Agreement, for clarity, nothing in this sub-section (iii) prohibits Joby from [***]; and/or
(iv)during the Pre-Certification Period, and, unless the Parties agree in advance in writing otherwise, thereafter, enter into or expand any arrangements with third parties (including any funding, research, or support arrangements) that include flow-down or other obligations applicable to Toyota or any of its Affiliates or suppliers.
(c)For the sake of clarity and subject to the provisions of this Section 3.4, Joby and the Joby Group Companies may continue to [***].
(d)Without limitation of any obligations or restrictions set forth above in this Section 3.4, neither Joby nor any Joby Group Company shall [***].
ARTICLE IV
OTHER COLLABORATION OPPORTUNITIES
Section 4.1.Achieving Certification. Without limitation of any other obligations of Joby hereunder, Joby shall provide Toyota with timely updates with respect to progress of both S4 Series development and all certification (Type Certificate, Production Certificate, and operating certificate), including any schedule changes. In addition, the Parties will collaborate to facilitate timely receipt of the Type Certificate and the Production Certificate, including as set forth in Schedule D.

Section 4.2.MRO Services. Joby shall work in good faith with Toyota regarding MRO services for the S4 Series and provide reasonable support to Toyota, as determined by Joby, for Toyota’s MRO service development plans and processes. Without limiting the foregoing, Joby shall provide Toyota with copies of all applicable maintenance manuals, system schematics and drawings, and other technical information regarding S4 Series aircraft relevant to the provision of any related MRO services. In addition, Joby shall make available to Toyota and its designees, at Joby’s standard fees, MRO training programs and related training materials. As Toyota engages in providing MRO services, the Parties shall establish a process with the goal of enabling Toyota to provide feedback from such services to support continuous improvement of aircraft maintainability and flight availability. Further, Toyota shall have the right to provide MRO services for any Toyota Air Taxi Operations. In addition, Joby shall not enter into any agreement or arrangement with respect to [***] without first complying with the requirements set forth in this Section 4.2; except that [***].
(a)promptly following Joby’s decision to [***] Joby shall provide written notification to Toyota describing all applicable MRO services (the “MRO Services Requirements”) (e.g., scope of services, location(s), pricing, timing, etc.) and, if applicable, the material terms [***] (such notice, an “MRO Notice”); provided that, Joby may [***];
(b)upon receipt of such MRO Notice, Toyota shall [***]; and
(c)prior to entering into an MRO Agreement with a third party (a “Third Party MRO Agreement”), Joby will provide to Toyota in writing [***], and Toyota may [***].
(d)This Section 4.2 shall survive any termination of this Agreement pursuant to Section 12.2(a) as a result of a Joby breach or pursuant to Section 12.2(d), in either case until [***].
(e)Joby shall not, and shall not permit any Joby Group Company to, undertake actions that restrict or interfere with Toyota’s exercise of any of Toyota’s rights under this Section 4.2.
Section 4.3.Japan Air Taxi Services. Joby shall [***] Toyota Group-operated in-house corporate fleet and/or B2B (as determined by Toyota) S4 Series air taxi services (“Toyota Air Taxi Operations”) in Japan [***].
(a)The Parties shall target a service trial of the Toyota Air Taxi Operations to commence upon the later of: (i) [***] and (ii) completion of type certification in Japan or provision of other special permit by the Japan Civil Aviation Bureau (“JCAB”). Joby shall cooperate with and provide reasonable assistance, as mutually agreed, to Toyota and its Affiliates as reasonably required to prepare for launch of the Toyota Air Taxi Operation, including assistance with obtaining any required approvals, certifications, licenses, permits, or other regulatory compliance requirements.
(b)The Toyota Air Taxi Operations routes in initial target areas shall be operated by Toyota and/or one or more of its Affiliates.
(c)The Toyota Group shall have the right to purchase aircraft directly from Joby for use in the Toyota Air Taxi Operations, on terms mutually agreed by the Parties in a separate agreement and consistent with this paragraph. If Toyota so elects, Toyota and/or other designated Toyota Group entities shall [***] (the “Initial Allocation”). As among purchasers of S4 Series aircraft where Joby does not have majority ownership, the Parties agree that Toyota will be treated fairly in terms of pricing (including for the aircraft and related platforms and services) and prioritization in the purchase of any S4 Series aircraft beyond the Initial Allocation.

(d)This Section 4.3 shall survive any termination of this Agreement pursuant to Section 12.2(a) as a result of a Joby breach or pursuant to Section 12.2(d), in either case until [***].
Section 4.4.Other Value Chain Opportunities. Toyota and Joby will work collaboratively in good faith during the Term toward entering into mutually agreeable definitive agreements regarding additional air taxi operations and other VTOL-related value chain opportunities, including, but not limited to, opportunities related to VTOL landing sites (i.e., skyports), training, data monetization, and/or connected technologies.
ARTICLE V

INTELLECTUAL PROPERTY
Section 5.1.Designation of Intellectual Property Ownership. The Parties shall specify in each Collaboration Project Plan the ownership and related license rights among and between the Parties with respect to each deliverable or other Technology created under such Collaboration Project Plan. In the event the Parties do not specify such ownership and license rights with respect to a deliverable or other Technology under a Collaboration Project Plan, the following ownership and license terms shall apply with respect to such deliverable or other Technology:
(a)Ownership of Joby Intellectual Property. As between the Parties, Joby will own all worldwide right, title and interest (including all associated Intellectual Property Rights) in and to all Joby Intellectual Property. Except for the limited rights expressly granted by Joby to Toyota under Section 5.1(b) below or in a Collaboration Project Plan, Joby expressly retains all rights not expressly licensed pursuant to this Agreement.
(b)Joby Licenses to Toyota. Subject to the terms and conditions of this Agreement, Joby, on behalf of itself and its Affiliates, hereby grants to Toyota:
(i)during the Term a fully paid up, non-exclusive, royalty-free, non-transferable (except as permitted under Section 15.11) and non-sublicensable license to access and use, and to permit its Representatives to access and use, any Joby Intellectual Property that is disclosed or made available to Toyota or its Representatives, solely for purposes of performing the collaboration activities contemplated by this Agreement and any Collaboration Project Plan, and not for any commercial or production use;
(ii)during and after the Term a fully paid up, non-exclusive, royalty-free [***], non-transferable (except as permitted under Section 15.11) license to Joby Field Intellectual Property and Additional Licensed Joby IP, solely for purposes of using, making, having made, offering for sale, selling, importing, reproducing, distributing, and creating derivative works of Toyota products and services [***], which license includes, for clarity, modifying, improving, and creating derivative works of Joby Field Intellectual Property and Additional Licensed Joby IP in connection with any of the foregoing activities. “Additional Licensed Joby IP” means [***]. Promptly upon completion of a Collaboration Project, the Parties shall update the corresponding Collaboration Project Plan to reflect the actual scope of work done and the Technology and other intellectual property created during such Collaboration Project, and to reflect corresponding updates, as appropriate and mutually agreed, to the description of Additional Licensed Joby IP. To the extent either Party at any time believes that Joby Field Intellectual Property or Toyota Developed Aircraft IP is created without a governing Collaboration Project Plan, any applicable Additional Licensed Joby IP shall be discussed by the Parties in good faith and must be mutually agreed upon by the Parties in writing and supported by documentation in order to be subject to the license set forth in this Section. Unless otherwise set forth in the applicable Collaboration Project Plan: (A) the licenses to Additional Licensed Joby IP shall exclude [***]; and (B) the licenses to Additional Licensed Joby IP shall [***], for use in connection with producing products and services for third parties (excluding, for clarity, Toyota Affiliates) where the products or services are [***]. Toyota may grant sublicenses under the foregoing rights to its Affiliates, contractors, suppliers, distributors, and customers solely for the foregoing purposes; provided, however, the right to sublicense Additional Licensed Joby IP does not extend to [***].
(iii)as a condition for the sale of a product that includes [***] to [***], Toyota shall [***], and any sale to [***] that does not satisfy this condition shall be deemed to be an unauthorized sale under the license to Additional Licensed Joby IP. Toyota shall be responsible to Joby for any breach of such prohibition by [***]; and
(iv)the Parties intend for the applicable Collaboration Project Plan or other written agreement [***] to set forth [***] with respect to products and services [***].
(c)Ownership of Toyota Intellectual Property. As between the Parties, Toyota will own all worldwide right, title and interest (including all associated Intellectual Property Rights) in and to all Toyota Intellectual Property. Except for the limited rights expressly granted by Toyota to Joby under Section 5.1(d) below or in a Collaboration Project Plan, Toyota expressly retains all rights not expressly licensed pursuant to this Agreement.
(d)Toyota License to Joby. Subject to the terms and conditions of this Agreement, Toyota, on behalf of itself and its Affiliates, hereby grants to Joby:
(i)during the Term a fully paid up, [***], royalty-free, non-transferable (except as permitted under Section 15.11) and non-sublicensable license to access and use, and to permit its Representatives to access and use, any Toyota Intellectual Property that is disclosed or made available to Joby or its Representatives, solely for purposes of performing the collaboration activities contemplated by this Agreement and any Collaboration Project Plan, and not for any commercial or production use; and

(ii)during and after the Term a fully paid up, [***], royalty-free, non-transferable (except as permitted under Section 15.11) license to Toyota Field Intellectual Property solely for purposes of using, making, having made, offering for sale, selling, importing, reproducing, distributing, and creating derivative works of Joby products and services, which license includes, for clarity, modifying, improving, and creating derivative works of Toyota Field Intellectual Property in connection with any of the foregoing activities. Joby may grant sublicenses under the foregoing rights to its Affiliates, contractors, suppliers, distributors, and customers solely for the foregoing purposes.
(e)For clarity, each of the respective modifications reflected in this Agreement of the licenses granted under Sections 4.1(b)(ii) and 4.1(d)(ii) of the First Amended and Restated Collaboration Agreement, either alone or in combination, is not intended to narrow by implication any other licenses granted under this Agreement and shall not impact the interpretation of any provision granting such other licenses.
Section 5.2.No Further Rights. Notwithstanding any other provision in this Agreement, under no circumstances will a Party to this Agreement, as a result of this Agreement, have any right under or to the Technology or Intellectual Property Rights of the other Party except as specified in this ARTICLE V, in any Collaboration Project Plan, or as otherwise agreed by the Parties in writing, whether by implication, estoppel, or otherwise. For clarity, except as provided in Section 5.1(b)(i), Section 5.1(b)(ii), or Section 5.1(d)(i), or as separately agreed in writing, neither Party receives under this Agreement any rights or licenses in or to the other Party’s Background Intellectual Property.
Section 5.3.Jointly Developed Intellectual Property. Each Party will, and hereby does, assign, license, and otherwise transfer, and will cause its Affiliates and its and its Affiliates’ respective Representatives to assign and otherwise transfer, to the other Party and its permitted successors and assigns, without requirement of additional consideration, all such right, title, and interest in and to the Jointly Developed Intellectual Property as is necessary to fully effect the ownership thereof as provided in this ARTICLE V. Each Party will disclose to the other party all Jointly Developed Intellectual Property, including copies of all invention disclosures and other similar documents. A Party will make all such disclosures to the other Party at least sixty (60) days before any public disclosure of such Jointly Developed Intellectual Property. Each Party will maintain contemporaneous written records of its Representatives’ activities concerning Jointly Developed Intellectual Property for which such Party’s Representative claims inventorship status. Unless otherwise agreed, to the extent that the Parties create any Jointly Developed Intellectual Property that is not either Joby Field Intellectual Property or Toyota Field Intellectual Property, the Parties will jointly own such Jointly Developed Intellectual Property, and each Party will have the right, subject to this Agreement and applicable Law, to make, have made, use, offer to sell, sell, import, copy, create derivative works of, distribute, and otherwise exploit such Jointly Developed Intellectual Property and to freely exercise, transfer, assign, license, encumber, and enforce all of its rights in such Jointly Developed Intellectual Property without the consent, joinder, or participation of, or payment or accounting to, the other Party. Each Party hereby unconditionally and irrevocably waives any right it may have under applicable Law as a joint owner of such Jointly Developed Intellectual Property to require such consent, joinder, participation, payment, or accounting.

Section 5.4.Patents.
(a)The Party owning any Foreground Intellectual Property in accordance with this Agreement will have the exclusive right, but not the obligation, to prepare, file, prosecute, maintain, enforce, and defend all patents included therein at its own expense. At the owning Party’s reasonable request and expense, the other Party will provide all information and assistance that may be necessary or useful in obtaining, maintaining, and enforcing such patents.
(b)To the extent that any Jointly Developed Intellectual Property is jointly owned by the Parties pursuant to Section 5.3 or a Collaboration Project Plan, the Steering Committee will have responsibility for preparation, filing, prosecution, and maintenance of any patents included in such Jointly Developed Intellectual Property, the expense thereof to be shared equally by the Parties unless otherwise agreed.
(c)This Agreement is intended to and hereby does serve, among other things, as a “joint research agreement” for purposes of Section 102(c) of the US Patent Act, 35 U.S.C. § 102(c). Each Party will provide the other Party with all reasonable assistance and cooperation, including the preparation and filing of any terminal, or statutory, disclaimers and other documents, required to procure and preserve the protections under the Patent Act for all Jointly Developed Intellectual Property, if applicable.
ARTICLE VI

CONFIDENTIALITY AND NON-DISCLOSURE
Section 6.1.Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party means any non-public information disclosed by a Party or its Affiliates or Representatives (collectively, the “Disclosing Party”) to the other Party or its Affiliates or Representatives (collectively, the “Receiving Party”) for the purpose of this Agreement or otherwise made accessible to such Receiving Party during the performance under a Collaboration Project Plan, which non-public information is either marked or otherwise identified as confidential or proprietary at the time of disclosure or within thirty (30) days following such disclosure. Confidential Information will be deemed to include any non-public: Technology; data; business studies; policies and procedures; finance, marketing, and sales information; and identities of and relationships with customers, prospective customers, and suppliers, notwithstanding any failure to comply with the marking or identification requirements set forth in the preceding sentence. The terms and conditions of this Agreement, any Collaboration Project Plans, and the activities under any Collaboration Projects will constitute Confidential Information of both Parties. Notwithstanding anything to the contrary in this Agreement, [***]. Notwithstanding the foregoing, Confidential Information will not include information that the Receiving Party can document: (a) is in or enters the public domain (through no improper action or inaction by the Receiving Party); (b) was rightfully in the Receiving Party’s possession or known by it prior to receipt from the Disclosing Party, without an obligation of non-disclosure; (c) was rightfully disclosed to the Receiving Party by another Person; or (d) was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.
Section 6.2.Disclosure and Use Restrictions. The Receiving Party agrees that (a) it will keep the Disclosing Party’s Confidential Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential Information and (b) it will use the Disclosing Party’s Confidential Information only for the purpose of (i) performing its obligations or carrying out the collaboration activities under this Agreement or a Collaboration Project Plan, (ii) exercising the license rights granted in

ARTICLE V, any Collaboration Project Plan, or any other written agreement between the Parties, and (iii) with reasonable prior written notice to the Disclosing Party, as required to achieve type and production certification from the FAA as contemplated in this Agreement. The Receiving Party will limit dissemination of and access to the Disclosing Party’s Confidential Information to only such of its Affiliates and Representatives, and with respect to the exercise of license rights as described in (ii) of the preceding sentence, permitted sublicensees, and with respect to the use of Confidential Information as described in (iii) of the preceding sentence, to the FAA, in case of each of the foregoing who have a need to know for the foregoing purposes; provided that any third party to which Confidential Information is provided by a Receiving Party is subject to confidentiality obligations with respect to such Confidential Information at least as protective as the obligations set forth herein. The Receiving Party will be responsible for any breach of the confidentiality provisions of this Agreement by its Representatives or sublicensees.
Section 6.3.Exceptions. In the event the Receiving Party receives a subpoena or other validly issued administrative or judicial process demanding the Disclosing Party’s Confidential Information, the Receiving Party may disclose such Confidential Information that is on the advice of its counsel legally required to be disclosed pursuant to such request, provided that the Receiving Party has given prior written notice to the Disclosing Party as far in advance as practicable so that the Disclosing Party may assert any defenses to disclosure that may be available and the Receiving Party takes reasonable measures to guard against further disclosure, including, without limitation, seeking appropriate confidential treatment or a protective order, or assisting the Disclosing Party to do so.
Section 6.4.Residuals. Each Party has the right to use for any purpose the Residuals (defined herein) resulting from access to or work with the other party’s Confidential Information or otherwise learned or developed in the course and scope of the Parties’ Collaboration. The term “Residuals” means information in non-tangible form that is not intentionally retained in the unaided memories (i.e., information that has not been intentionally memorized or accessed for the purpose of retaining and subsequently using for purposes other than those set forth in this Agreement) of personnel who have had access to the other Party’s Confidential Information, including any generalized ideas, concepts, know-how or techniques contained therein. Nothing in this Section or otherwise will be deemed to grant to either Party a license under any of the other Party’s patents or copyrights. Neither Party will have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of Residuals.
ARTICLE VII
DIRECTOR NOMINATION RIGHTS & BOARD OBSERVER RIGHTS
Section 7.1.At every meeting of the Joby board of directors, or committee thereof, or action by written consent, at or by which directors of Joby are appointed or are nominated to stand for election and elected by stockholders of Joby, Toyota, on its behalf and on behalf of its Affiliates, shall have the right to designate for election to the Joby board of directors up to one (1) designee that, if elected, will result in such designee serving on the Joby board of directors. For the avoidance of doubt, the rights set forth in the previous sentence shall only apply to a meeting or action by written consent where there is no Toyota designee already serving as a member of the Joby board of directors, or where such designee’s term is expiring and the meeting or written consent is to re-elect or select a replacement for such member. Joby will take all necessary actions to ensure that Toyota’s designee is included in the slate of director nominees (including in any proxy statement or written consent relating to the election of directors) and will ensure that the election of Toyota’s designee is recommended by the Joby board of directors in such materials. If a person serving as Toyota’s designee ceases to serve for any reason, Toyota may designate such person’s successor and the Joby board of directors will promptly fill the vacancy with such successor designee. For so long as Toyota’s designee serves as a director, Joby will provide Toyota’s designee the same expense reimbursement and indemnification and exculpation rights as Joby provides its other directors and shall purchase directors’ and officers’ liability insurance in an amount determined by the Joby board of directors to be reasonable and customary.
Section 7.2.In addition to any designee of Toyota that may serve on the Joby board of directors from time to time pursuant to Section 7.1, Joby shall invite one (1) representative of Toyota and its Affiliates to attend all meetings of Joby’s board of directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other material that Joby provides to its directors, except that the representatives may be excluded from access to any material or meeting or portion thereof if Joby’s board of directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, where there is a conflict of interest that requires excluding such representative to discharge the Joby board of directors’ fiduciary duties in accordance with Delaware law, or to protect highly confidential proprietary information.
Section 7.3.Joby’s obligations and Toyota’s rights pursuant to this ARTICLE VII, other than Joby’s obligations to provide the same indemnification and exculpation rights to, and directors’ and officers’ liability insurance coverage of, Toyota’s designee as Joby provides for its other current and former directors, shall expire on the anniversary of the date on which Toyota and its affiliates no longer beneficially own at least 50% of the total Joby shares held by Toyota and its affiliates immediately prior to execution and delivery of the SPA.
Section 7.4.For the avoidance of doubt, references to the Joby board of directors in this Agreement are references to the board of directors or similar governing body of the ultimate parent entity of Joby and its affiliates from time to time.
ARTICLE VIII

REPRESENTATIONS AND WARRANTIES
Section 8.1.Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:
(a)(i) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder in accordance with its terms and (ii) the execution of this Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;
(b)when executed and delivered by the Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms;
(c)it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the rights hereunder to its Background Intellectual Property and Foreground Intellectual Property pursuant to the terms of this Agreement; and
(d)it is under no obligation to any third party that would interfere with its representations, warranties, or obligations under this Agreement.
Section 8.2.Disclaimer of Other Representations and Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 8.1 AND SECTION 3.4, NEITHER PARTY

MAKES, AND EACH PARTY DISCLAIMS, ALL WARRANTIES OF ANY KIND (INCLUDING WITH RESPECT TO ANY DELIVERABLES, TECHNOLOGY, OR MATERIALS PROVIDED UNDER THIS AGREEMENT), WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF ERRORS, ACCURACY, SAFETY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS OF THE COLLABORATION, OR THE VALIDITY, SCOPE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR OTHER PROPRIETARY RIGHTS THEREIN. EACH PARTY ACKNOWLEDGES THAT ANY TECHNOLOGY OR CONFIDENTIAL INFORMATION PROVIDED IN CONNECTION WITH THIS AGREEMENT IS NOT GUARANTEED TO BE FREE OF BUGS, INTERRUPTIONS, OR ERRORS.
ARTICLE IX

INDEMNIFICATION
Section 9.1.Mutual Indemnity. Each Party will indemnify, defend and hold harmless the other Party, its Affiliates, and its and their respective officers, directors, employees, and agents from any and all claims, losses, liabilities, damages, fines, expenses and costs (including attorneys’ fees and court costs) resulting from any claim, suit or demand by any third party (a “Claim”) relating to, resulting from or arising out of the indemnifying Party’s gross negligence, willful misconduct or violation of Law in connection with the performance of the Collaboration Projects contemplated by this Agreement.
Section 9.2.Additional Joby Indemnity. Joby will indemnify, defend and hold harmless Toyota, its Affiliates, and its and their officers, directors, employees, and agents from any and all Claims (whether arising in breach of contract, breach of warranty (express or implied), negligence, strict liability, or otherwise) relating to, resulting from or arising out of any of the following, whether actual or alleged: (a) violation by Joby or any Joby Group Company of any restrictions or obligations under Section 3.4 above; (b) (i) physical injury to or illness or death of any person, (ii) loss of, damage to, or destruction of any tangible property, or (iii) environmental harm or pollution to air, land, or water (including but not limited to claims alleging contribution to global warming), in case of each of (i)-(iii), arising out of any Collaboration activities or products or services resulting therefrom, except to the extent caused by the gross negligence, willful misconduct of, or violation of Law by Toyota or its Representatives; (c) defects (including design or manufacturing defects) in any Joby S4 Series aircraft or other aircraft or other Joby product or service; or (d) derivative claims of any of the foregoing, including but not limited to loss of consortium, loss of support or survivorship.
Section 9.3.Procedure. As a condition to the indemnifying Party’s obligations under this ARTICLE IX, the indemnified Party: (i) will promptly notify the indemnifying Party in writing of the Claim; (ii) grant the indemnifying Party sole control of the defense and settlement of the claim; and (iii) provide the indemnifying Party with all assistance and information reasonably required for the defense and settlement of the claim, at the indemnifying Party’s expense. The indemnifying Party will not enter into any settlement or compromise without the indemnified Party’s prior written consent unless the settlement imposes no monetary or other obligation on the indemnified Party. The indemnifying Party will not be responsible for any settlement or compromise entered into by the indemnified Party without the indemnifying Party’s prior written consent. The indemnified Party reserves the right to retain counsel, at its own expense, to participate in the defense or settlement of any such claim.
Section 9.4.Sole Remedy. THE PROVISIONS OF THIS ARTICLE IX SET FORTH EACH PARTY’S SOLE AND EXCLUSIVE OBLIGATIONS, AND THE OTHER PARTY’S

SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.
ARTICLE X

LIMITATION OF LIABILITY
Section 10.1.IN NO EVENT SHALL EITHER PARTY AND/OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY AND/OR ITS AFFILIATES FOR LOST PROFITS OR REVENUES, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, OR LOST BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR ANY CLAIM MADE FOR SUCH DAMAGES AGAINST ANY OF THE PARTIES OR THEIR AFFILIATES BY ANY THIRD PARTY, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM. EACH PARTY’S TOTAL LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT, BASED UPON ALL CAUSES OF ACTION AND UNDER ALL THEORIES OF LIABILITY, WILL BE LIMITED TO ONE MILLION DOLLARS ($1,000,000).
Section 10.2.THE LIMITATIONS ON LIABILITY SET FORTH IN THIS ARTICLE X DO NOT APPLY TO LIABILITY ARISING FROM INFRINGEMENT OR MISAPPROPRIATION OF A PARTY’S OR ITS AFFILIATES’ INTELLECTUAL PROPERTY RIGHTS, BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VI, FRAUD OR WILLFUL MISCONDUCT, EITHER PARTY’S INDEMNITY OBLIGATIONS UNDER ARTICLE IX, ANY BREACH OF ARTICLE III OR ARTICLE IV, OR ANY FAILURE TO COMPLY WITH APPLICABLE LAW.
ARTICLE XI

BANKRUPTCY
Section 11.1.Bankruptcy Code. All rights and licenses granted by one Party to the other Party under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”).
Section 11.2.Effect of Bankruptcy. Each Party will have the right to exercise all rights and elections under the Bankruptcy Code with respect to the other Party’s Background Intellectual Property and Foreground Intellectual Property licensed to it pursuant to this Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, if it becomes subject to any bankruptcy or similar proceeding subject to the other Party’s rights of election, all rights and licenses granted to the other Party under this Agreement will continue subject to the terms and conditions of this Agreement, and will not be affected, even by the rejection of this Agreement.
ARTICLE XII

TERM AND TERMINATION
Section 12.1.Term. The term (the “Term”) of this Agreement begins on the Effective Date and ends on the earlier of (i) the date this Agreement is terminated pursuant to Section 12.2 or (ii) the [***].

Section 12.2.Termination.
(a)If a Party is in material breach of any of its obligations under this Agreement, and does not cure such breach within ninety (90) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate this Agreement in its entirety by providing written notice of termination to the other Party, which termination will be effective immediately.
(b)If a Party becomes insolvent, files for or becomes the subject of a bankruptcy petition, or is placed in receivership, the other Party may, at its option, terminate this Agreement in its entirety by providing written notice to such Party, which termination will be effective immediately.
(c)Toyota may, at its option, terminate this Agreement in its entirety by providing [***] prior written notice of termination to Joby; provided that such termination will be effective immediately if there is any change in law that makes eVTOL technology illegal or impracticable.
(d)In the event of a Change of Control of Joby, Toyota may, at its option within [***] of written notice from Joby of such Change of Control, terminate this Agreement upon written notice, other than as provided in Section 12.4 below. For purposes of the foregoing, a “Change of Control of Joby” means a transaction or a series of related transactions: (i) in which one or more related parties that did not previously own or control greater than a fifty percent (50%) equity interest in Joby obtains ownership or control of greater than a fifty percent (50%) equity interest in Joby; or (ii) in which Joby sells all or substantially all of its assets. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the documentation with respect to the Low Volume S4 Production, the Toyota Air Taxi Operations, or any other arrangement between the Parties or their respective Affiliates related to any of the activities described in ARTICLE III or ARTICLE IV of this Agreement shall contain appropriate provisions protecting or otherwise compensating Toyota for its investment made in furtherance of its capital commitments thereunder in the event of a Change of Control of Joby.
(e)Joby may, at its option, terminate this Agreement in its entirety by providing thirty (30) days’ prior written notice in the event Toyota directly acquires more than [***] of the equity interests of a Joby Competitor.
Section 12.3.Effect of Termination. Upon the termination of this Agreement, (i) each then active Collaboration Project will terminate and each Party will immediately cease all activities with respect to each Collaboration Project, (ii) each Party will promptly return to the other Party all information and Materials provided by the other Party, and (iii) except as otherwise set forth in this Agreement, to the extent requested by the other Party, each Party will destroy or delete any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information of the other. Notwithstanding the foregoing, (iv) neither Party shall be required to return, destroy, or delete any Jointly Developed Intellectual Property that is jointly owned by the Parties or any Technology or Materials of the other Party, or any materials containing or disclosing Confidential Information of the other Party, to which the first Party has ongoing licenses or that are required for achieving type and production certification from the FAA as contemplated in this Agreement and (v) the Parties may keep a copy of each other’s Confidential Information solely to the extent it is processed as part of such Party’s automatic archival purposes or as may be required by applicable law or in accordance with the Party’s archiving processes generally applied, provided that, except as contemplated by this Agreement, neither Party may access or use such Confidential Information following the termination of this Agreement.

Section 12.4.Survival. The following provisions will survive any expiration or termination of this Agreement: Article I (Defined Terms); Sections 3.1 (Preferred Manufacturing Partner; Strategic Alliance), 3.2 (Production and Supply [***]), 3.4(b)(i), 3.4(b)(iv), Section 4.2 (MRO Services), and Section 4.3 (Japan Air Taxi Services) in each case, as provided therein; Article V (Intellectual Property); Article VI (Confidentiality and Non-Disclosure); Article VII (Director Nomination Rights & Board Observer Rights), as provided therein; Article VIII (Representations and Warranties); Article IX (Indemnification); Article X (Limitation of Liability); Article XI (Bankruptcy); Section 12.3 (Effect of Termination); Section 12.4 (Survival); Article XIII (Insurance Requirements) as provided therein; Article 14 (Dispute Resolution); Article 15 (Miscellaneous); and any other provisions that according to their terms survive expiration or termination.
ARTICLE XIII
INSURANCE REQUIREMENTS
Section 13.1.Coverage. The following insurance provisions apply to the activities conducted and obligations under this Agreement. The Parties acknowledge and agree that the Parties will discuss and negotiate insurance provisions that will be set forth in the Strategic Alliance Agreement.
(a)Joby, at its cost, must procure and maintain:
(i)[***];
(ii)[***];
(iii)[***];
(iv)[***];
(v)[***]; and
(vi)[***].
Section 13.2.Requirements for insurance.
(a)Joby must carry the insurance coverage listed in Section 13.1 with one or more insurers reasonably acceptable to Toyota.
(b)Within thirty (30) days of the Effective Date, Joby shall submit to Toyota certificates of insurance evidencing all required coverages, and thereafter shall provide certificates of insurance within ten (10) days of Toyota’s request.
(c)Joby will promptly provide Toyota written notification of, and will endeavor to provide thirty (30) days’ prior written notice before, any reduction or cancellation of any of the required coverages.
(d)Without prejudice to the minimum coverage requirements mandated by this ARTICLE XIII, Joby will provide notice to Toyota of any reduction in limits to any of the above-mentioned policies if such reduction would cause the policy to fall below the required limit.

Section 13.3.All of Joby’s coverages required under Section 13.1 of this Agreement:
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***]; and
(f)[***].
ARTICLE XIV

DISPUTE RESOLUTION
Section 14.1.Dispute Resolution Objective. Unless otherwise expressly provided in this Agreement and except for any claims for equitable relief, all Disputes for which the Steering Committee cannot reach a decision will be subject to this ARTICLE XIV. Either Party may initiate the dispute resolution procedure of this ARTICLE XIV by giving the other Party written notice in accordance with the terms of Section 15.5 of any dispute (“Notice of Dispute”).
Section 14.2.Negotiation and Mediation. Within ten (10) days of a Notice of Dispute provided to a Party in accordance with Section 15.5, senior executives of each Party having greater seniority than the members appointed to the Steering Committee by such Party will meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Dispute is not resolved within ten (10) days following the Notice of Dispute, the Parties will submit the Dispute to mediation before a mutually agreed mediator from Judicial Arbitration and Mediation Services (“JAMS”) or its successor, to be scheduled within ten (10) days. All negotiations pursuant to this Section 14.2 are confidential and are deemed compromise and settlement negotiations for the purposes of applicable rules of evidence. Each Party will bear its own costs with respect to any mediation, and the other costs of the mediation will be shared equally between the Parties.
Section 14.3.Arbitration. In the event the Parties are unable to resolve any dispute by negotiations or mediation as set forth in Section 14.2, the Parties will submit the Dispute to binding arbitration before a mutually agreed arbitrator from JAMS or its successor. If the Parties cannot agree on an arbitrator within five (5) days after the commencement of the arbitration, each Party will select an arbitrator, who is not employed by or a consultant to either Party, and the two selected arbitrators will select a third arbitrator, who is not employed by or a consultant to either Party. Any arbitrator chosen hereunder will have reasonable education and training relevant to the Dispute. The arbitration will be held in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The location of the arbitration will be San Francisco, California. The decision of the arbitrator will be binding on the Parties and will be final and nonappealable. Any decision by the arbitrator(s) will not be interpreted as an admission against interest of any Party and will not be admissible as evidence in any subsequent court action with a third party. The prevailing Party in any arbitration will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, with respect to the matters submitted to the arbitration once the arbitrator reaches a decision.

Section 14.4.No Court Proceedings. Unless otherwise provided elsewhere in this Agreement or any Collaboration Project Plan, no Party may institute any court proceedings concerning any Dispute. The dispute resolution procedure of this ARTICLE XIV is the sole remedy, unless otherwise provided elsewhere in this Agreement, for resolving Disputes. Notwithstanding the foregoing, the Parties may initiate court proceedings in a court of competent jurisdiction (i) to enforce any arbitration award between the Parties, (ii) for claims for equitable relief, or (iii) to enforce its Intellectual Property Rights. The Party seeking enforcement of an arbitration award will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
ARTICLE XV

MISCELLANEOUS
Section 15.1.Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:
(a)acts of God;
(b)flood, fire, or explosion;
(c)war, terrorism, invasion, riot, or other civil unrest;
(d)embargoes or blockades in effect on or after the date of this Agreement;
(e)national or regional emergency;
(f)strikes, labor stoppages or slowdowns, or other industrial disturbances;
(g)any passage of law or governmental order, rule, regulation, or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or
(h)national or regional shortage of adequate power or telecommunications or transportation facilities;
(each of the foregoing, a “Force Majeure”), in each case, provided that (i) such event is outside the reasonable control of the affected Party, (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of thirty (30) days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in each Collaboration Project Plan will automatically be extended for a period up to the duration of the Force Majeure event.
Section 15.2.Further Assurances. Each Party will, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

Section 15.3.Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.
Section 15.4.Publicity. Except as otherwise expressly permitted by any Collaboration Project Plan, neither Party will issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, any Collaboration Project, or any activities under or results of any Collaboration Project, or otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party. Neither Party will release any such press release or other announcement relating to this Agreement without the prior review and express approval of the other Party as to its form, content, and timing.
Section 15.5.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder will be in writing and will be deemed to have been given in accordance with this Section:
If to Toyota:    Toyota Motor Corporation
4-7-1 Meieki, Nakamura-ku, Nagoya
Aichi 450-8171
Japan
Email:
Attention:
    With a copy to:
    Toyota Motor North America, Inc.
6565 Headquarters Drive
W1-5B
Plano, Texas 75024
Attention: General Counsel
If to Joby:    Joby Aero, Inc.
333 Encinal Street
Santa Cruz, CA 95060
Email: legal@jobyaviation.com
Attention: General Counsel
Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

Section 15.6.Interpretation.
(a)When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise clearly indicated to the contrary.
(b)As used throughout this Agreement and all attachments, amendments, schedules and exhibits annexed hereto, the word “including” will be interpreted to mean “including, without limitation” or “including, but not limited to”.
(c)The words “hereof’, “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
(d)The plural of any defined term will have a meaning correlative to such defined term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.
(e)This Agreement has been reviewed and negotiated by all Parties and will be deemed to have been drafted by all Parties; accordingly, no rule of interpretation against a drafting Party is applicable to this Agreement.
Section 15.7.Precedence. In the event of an inconsistency, ambiguity, contradiction or conflict between the terms of this Agreement, any Collaboration Project Plan and any amendments to any of the foregoing, the document executed (or otherwise coming into effect) latest in time will control.
Section 15.8.Privileged Communications. It is expected that, in furtherance of this Agreement, the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they will remain confidential and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable third-party patents and in obtaining patent protection for Jointly Developed Intellectual Property.
Section 15.9.Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.
Section 15.10.Entire Agreement. This Agreement, together with all Schedules and any other documents (including Collaboration Project Plans) incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. For clarity, nothing in this Agreement supersedes any terms or conditions of the SPA.
Section 15.11.Assignment. Unless otherwise expressly provided in the relevant Collaboration Project Plan, neither Party will assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party’s prior written consent; provided that either Party may assign this Agreement to an acquirer of all or substantially all of such Party’s equity or assets that relate to this Agreement. No delegation or other transfer without consent will relieve the other Party of any of its obligations or performance under this Agreement. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns. Any purported assignment or transfer in violation of this Section 15.11 will be null and void.
Section 15.12.No Third-Party Beneficiaries. Except with respect to a Party’s Affiliates and its and their officers, directors, employees and agents’ rights to indemnification as set forth in ARTICLE IX, this Agreement is for the sole benefit of the Parties and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.
Section 15.13.Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, including any Collaboration Project Plan. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
Section 15.14.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 15.15.Governing Law; Submission to Jurisdiction. This Agreement will be governed and construed in accordance with the laws of the State of California, USA, as applied to transactions taking place wholly within California between California residents and without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. Subject to ARTICLE XIV, the Parties expressly consent to the exercise of personal jurisdiction by and to venue in the state and federal courts located in San Francisco City and County, California, USA for any lawsuit arising from or related to this Agreement.
Section 15.16.Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a Party may bring such a court proceeding.
Section 15.17.Remedies. Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity, or otherwise.
Section 15.18.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

JOBY AERO, INC.

By:     /s/ Kate DeHoff
    Name: Kate DeHoff
    Title: General Counsel and
     Corporate Secretary

TOYOTA MOTOR CORPORATION

By:     /s/ Yosuke Tsuruta
    Name: Yosuke Tsuruta
    Title: General Manager